UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2010
DELPHI FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11462	13-3427277

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, DE	19899

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code 302-478-5142
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Not applicable.
(e) On February 11, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Delphi Financial Group, Inc. (the “Company”) approved 2009 cash bonus payments in the amounts of $1,500,000 and $1,050,000 to Robert Rosenkranz, the Company’s Chief Executive Officer, and Donald A. Sherman, the Company’s President and Chief Operating Officer, respectively. These approvals were made pursuant to the performance goals for 2009 previously adopted by the Committee for Messrs. Rosenkranz and Sherman under the Company’s Annual Incentive Compensation Plan (the “Annual Incentive Plan”). These goals contained various independent performance elements, each of which, if satisfied, enabled these officers to earn specified percentages of their respective base salaries, subject to the ability of the Committee to exercise negative discretion. These elements included Company operating earnings per share, Company operating return on equity, Company stock performance, performance of the Company’s investment portfolio, the implementation of a new investment or insurance product initiative and the completion of specified capital markets and acquisition transactions.
On February 11, 2010, the Committee approved a 2009 cash bonus payment in the amount of $696,515 to Terrence T. Schoeninger, the former Chairman and Chief Executive Officer of the Company’s subsidiary, Safety National Casualty Corporation (“SNCC”), who retired from such position on December 31, 2009. The approval was made pursuant to the performance goals for 2009 previously adopted by the Committee for Mr. Schoeninger under the Annual Incentive Plan. These goals contained various independent performance elements, each of which, if satisfied, enabled him to earn a specified percentage of his base salary, subject to the ability of the Committee to exercise negative discretion. These elements included the pre-tax operating income of SIG Holdings, Inc. (“SIG”), SNCC’s parent company, the increase in SIG’s assets available for investment, the performance of specified insurance product initiatives and the completion of specified acquisition transactions.
On February 11, 2010, the Committee approved 2009 cash bonus payments to the following other named executive officers in the following amounts: Lawrence E. Daurelle, President and Chief Executive Officer of the Company’s subsidiary, Reliance Standard Life Insurance Company (“RSL”) — $442,750 and Thomas W. Burghart, the Company’s principal accounting and financial officer — $162,000. These amounts were earned, subject to the ability of the Committee to exercise negative discretion, pursuant to the terms of the RSL 2009 management incentive compensation plan based upon the attainment of the operating income goal specified in the plan.
On February 11, 2010, pursuant to the Company’s Second Amended and Restated Long-Term Performance-Based Incentive Plan, as amended (the “LTIP”), the Committee granted to Mr. Rosenkranz, effective on February 17, 2010, discretionary awards of (a) 58,851 deferred shares of the Company’s Class B Common Stock and (b) 176,553 options to purchase shares of the Company’s Class B Common Stock at a price of $21.24 per share, the closing price of the Company’s Class A Common Stock (the “Class A Stock”) on February 17, 2010 (the “Closing Price”). In addition to the provisions of the LTIP, the vesting of such deferred shares is subject to the requirements that a retirement that would otherwise entitle Mr. Rosenkranz to receive the underlying shares of stock must occur on or after February 11, 2013. Such requirement will be eliminated with respect to approximately one-third of the number of such deferred shares on the first, second and third anniversaries of the grant date.
On February 11, 2010, pursuant to the Company’s 2003 Employee Long-Term Incentive and Share Award Plan, as amended, the Committee granted to Mr. Sherman, effective on February 17, 2010, (a) 41,195 Class A Stock restricted share units and (b) options to purchase up to 123,587 shares of the Class A Stock at the Closing Price. The restricted share units vest in three substantially equal annual installments beginning on February 11, 2013, as well as on other events substantially similar to those vesting events contained in the LTIP. The options will become exercisable in five substantially equal annual installments beginning on February 11, 2011.
On February 11, 2010, the Committee adopted 2010 performance goals for Messrs. Rosenkranz and Sherman pursuant to the Annual Incentive Plan. The performance elements and bonus structure of these goals are substantially similar to those contained in the 2009 performance goals for such officers, as discussed above. On such date, the Committee also approved the levels of the cash bonuses potentially attainable by Messrs. Daurelle and Burghart under the RSL management incentive compensation plan for 2010 in connection with the attainment of the 2010 operating income goal set forth in such plan.
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI FINANCIAL GROUP, INC.
/s/ ROBERT ROSENKRANZ
Robert Rosenkranz
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Date: February 18, 2010